                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective
Amendment No. 35 to the Registration Statement on Form N-1A ("Registration
Statement") of our report dated October 17, 2002, relating to the financial statements and financial highlights which appear in the August 31, 2002 Annual
Report to Shareholders of the California Tax-Free Money Market Fund, California
Limited-Term Tax-Free Fund, California Intermediate-Term Tax-Free Fund,
California Long-Term Tax-Free Fund, and the California High-Yield Municipal
Fund, which are also incorporated by reference into the Registration Statement.
We also consent to the references to us under the headings "Financial
Highlights", "Performance Information of Other Class", "Independent Accountants"
and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, MO
December 10, 2002